Exhibit 3.1.D.

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                 CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
                      AMENDED AND RESTATED TRUST AGREEMENT
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      This AMENDED AND RESTATED TRUST AGREEMENT is entered into as of September
30, 1997 by and among the undersigned Trustees and those persons who become Shareholders pursuant to the terms of this Trust Agreement. Capitalized terms used but not defined shall have the meanings assigned to such terms in Article 2.

                             W I T N E S S E T H :

      WHEREAS, certain of the Trustees have created a business trust in accordance with applicable provisions of the Trust Act by entering into a Trust Agreement, dated as of August 12, 1996, as amended by an Amendment No. 1 to Trust Agreement dated as of April 30, 1997 (jointly, the "Original Trust Agreement"), and by the filing with the Secretary of State of the State of Delaware of a Certificate of Trust on August 12, 1996, as heretofore amended; and

      WHEREAS, the Trustees desire to amend and restate the Original Trust Agreement in its entirety as provided herein to reflect the consummation of the Consolidation (as defined in the Solicitation Statement (defined herein)); and

      WHEREAS, the Trustees desire that the Trust qualify as a partnership for federal income tax purposes under the Code.

      NOW, THEREFORE, the Trustees hereby declare that all money and property contributed to or otherwise owned or held by or on behalf of the Trust, together with the proceeds thereof, shall be held and managed in trust for the benefit of the Shareholders, subject to the provisions hereof.

2.    ORGANIZATION

      2.1 Name. The trust hereby created shall be known as Charter Municipal Mortgage Acceptance Company in which name the Board of Trustees may conduct business or any subsequent name as shall be selected by the Board of Trustees.

      2.2 Business Offices. The principal office of the Trust, and such additional offices as the Board of Trustees may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board of Trustees may designate from time to time.

      2.3 Declaration of Trust. The Board of Trustees hereby declares that they will hold


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the Trust Property in trust upon and subject to the conditions set forth herein for the use and benefit of the Shareholders. It is the intention of the parties hereto that this Trust Agreement and the Bylaws shall constitute the governing instruments of the Trust.

3.    DEFINITIONS AND GLOSSARY OF TERMS

      The following terms used in this Trust Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

      "Adjusted Capital Account Deficit" shall have the meaning ascribed thereto in Section 9.5.

      "Adjusted Contribution" shall mean the capital contributions of any Shareholder reduced by the total Distributions to such Shareholder from Capital Events but excluding Distributions to such Shareholder attributable to gains, if any, from Capital Events.

      "Affiliate" of an Entity shall mean (i) any officer, director, partner, employee or controlling shareholder of such Entity; (ii) any Person controlling, controlled by or under common control with any Entity or any individual described in (i) above; (iii) any officer, director, trustee, general partner or employee of any Person described in (ii) above; and (iv) any Person who is a member, other than as limited partner, with any individual described in (i) and
(ii) above in a relationship of joint venture, general partnership, or similar form of unincorporated business association; provided however, that a partner in a partnership or joint venture with (a) the Trust or (b) an Affiliate of a Related Manager, shall not by virtue of such relationship be deemed an Affiliate of a Related Manager. For purposes of this definition, the term "control" shall also mean the control or ownership of 10% or more of the outstanding Voting Securities of the Person referred to.

      "Available Cash" shall mean, with respect to the applicable period of measurement (i.e., any period beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for, or with respect to which, a Distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of

            (a) the gross cash receipts of the Trust for such period from all sources whatsoever, including, without limitation, the following:

                  (i) all interest and other revenues, income and proceeds
            derived by the Trust from its operations, including, without limitation, distributions received by the Trust from any Entity in which the Trust has an interest;

                  (ii) all proceeds and revenues received by the Trust on
            account of any sales


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            of First Mortgage Bonds, Tax-Exempt Securities or other property or assets of the Trust or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings made by, or other leverage of, the Trust or financings or refinancings of any asset of the Trust;

                  (iii) the amount of any insurance proceeds and condemnation awards received by the Trust;

                  (iv) all capital contributions or loans received by the Trust from its Shareholders;

                  (v) all Reserves previously set aside by the Trust, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

                  (vi) the proceeds of liquidation of the Trust's assets in
            accordance with this Agreement;

over

            (b) the sum of:

                  (i) all operating costs and expenses, including taxes and
            other expenses of the assets directly and indirectly held by the Trust and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for depreciation or other expenses not paid in cash or expenditures from Reserves described in (vii) below);

                  (ii) all costs and expenses expended or paid during such
            period in connection with the sale or other disposition, or financing or refinancing, of the assets directly or indirectly held by the Trust or the recovery of insurance or condemnation proceeds;

                  (iii) all fees and reimbursements provided for under this
            Agreement;

                  (iv) all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Trust;

                  (v) all capital contributions, advances, reimbursements or similar payments made to any Person in which the Trust has an interest;

                  (vi) all loans made by the Trust in accordance with the terms of this Agreement; and

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                  (vii) any new Reserves or increases in Reserves reasonably determined by the Managing Trustees to be necessary for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes for the Trust or any Person in which the Trust has an interest.

      "Board of Trustees" shall mean, collectively, the Managing Trustees named in Section 3.1(b) so long as they continue in office, and all other individuals who have been duly elected and qualify as Managing Trustees.

      "Book Amortization" shall have the meaning ascribed thereto in Section
9.7.

      "Book Depreciation" shall have the meaning ascribed thereto in Section
9.7.

      "Book Disparity" shall have the meaning ascribed thereto in Section 9.7.

      "Book Gain" shall have the meaning ascribed thereto in Section 9.7.

      "Book Loss" shall have the meaning ascribed thereto in Section 9.7.

      "Bylaws" shall mean the Bylaws of the Trust as adopted, and as amended or restated from time to time, by the Board of Trustees pursuant to Section 10.2(b), which Bylaws are incorporated herein by reference and shall form a part of the governing instrument of the Trust.

      "Capital Account" shall have the meaning ascribed thereto in
Section 9.4.

      "Capital Event" shall mean any Trust transaction not in the ordinary course of its business including, without limitation, principal payments, prepayments, the incurrence of prepayment penalties, sales, exchanges, foreclosures or other dispositions of assets directly or indirectly owned by the Trust, recoveries of damage awards and insurance proceeds not used to rebuild (other than the receipt of contributions to the capital of the Trust and business or rental interruption insurance proceeds not used to rebuild).

      "Cause" shall mean gross negligence or willful misconduct.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

      "Common Shares" shall mean any Shares classified or reclassified as such by the Board of Trustees.

      "Common Shareholder" shall mean any Person who holds Common Shares in its capacity as a beneficial owner of the Trust including the Manager to the extent it holds Common Shares.


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      "Consolidation" shall have the meaning ascribed thereto in the Preamble.

      "Consolidation Contribution" shall have the meaning ascribed thereto in
Section 9.4(c).

      "control" (and its correlative forms) shall have the meaning ascribed to such term under the Investment Company Act of 1940, as amended and in effect on the date of this Agreement.

      "Covered Person" shall have the meaning ascribed thereto in Section
10.9.

      "Distributions" shall mean any cash distributed to Shareholders of Common Shares arising from their interest in the Trust, but shall not include the Special Distribution.

      "Entity" shall mean any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, cooperative or association.

      "Final Ratio" shall have the meaning ascribed thereto in Section 9.6(c).

      "First Mortgage Bonds" shall mean tax-exempt participating or non-participating first mortgage bonds issued by various state or local governments or their agencies or authorities.

      "Fourth Anniversary" shall have the meaning ascribed thereto in Section 12.2(a).

      "Incentive Share Option Plan" shall mean any Share option plan which may be adopted from time to time by the Board of Trustees.

      "Indemnified Party(ies)" shall have the meaning ascribed thereto in
Section 14.1.

      "Independent Trustees" shall mean those Managing Trustees who are not officers or employees of the Trust; who are neither related to the Trust's officers nor represent concentrated or family holdings of the Trust's voting interests; and who, in the view of the Board of Trustees, are free of any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to the affairs of the Trust.

      "Liquidation Fee" shall have the meaning ascribed thereto in Article 8.

      "Major Decisions" shall mean (i) the sale, mortgage, pledge or other Transfer of joint venture assets owned by the Trust; (ii) the merger or consolidation of any joint venture in which the Trust is a venturer with, or conversion of such joint venture into, another Person; and (iii) the dissolution or liquidation of such joint venture.

      "Majority Vote" shall mean the affirmative vote of the holders of more than 50% of the outstanding Common Shares together with any other class or series of Shares entitled to vote on

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the matter.

      "Management Agreement" shall mean the agreement between the Trust and the Manager, as amended from time to time, pursuant to which the Manager will be engaged by the Trust to conduct the business and affairs of the Trust upon the terms and conditions therein.

      "Manager" shall mean such Person (including any Related Manager) to which the Board of Trustees delegates the authority to conduct the business and affairs of the Trust in all matters as set forth in the Management Agreement with the Manager.

      "Managing Trustees" shall mean the individuals named in Section 3.1(b) so long as they continue in office, and all other individuals who have been duly elected and qualify as trustees of the Trust hereunder, including the Independent Trustees but not including the Registered Trustee.

      "Mergers" shall have the meaning ascribed thereto in Section 11.3.

      "Minority Position" shall mean a minority portion of a First Mortgage Bond, which is subordinated to the credit position of the holders of the remaining portions of such First Mortgage Bond.

      "Mortgage Loan" shall mean the first mortgage and related mortgage loan on an Underlying Property which has been financed with the proceeds of a First Mortgage Bond.

      "Net Income" or "Net Loss" shall mean for each fiscal year or other applicable period, an amount equal to the Trust's taxable income or loss for such year or period as determined for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a) of the Code shall be included in taxable income or loss), and (a) by including as an item of gross income any tax-exempt income received by the Trust and not otherwise taken into account in computing Net Income or Net Loss;
(b) by treating as a deductible expense any expenditure of the Trust described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss; and (c) by not taking into account in computing Net Income or Net Loss items separately allocated to the Shareholders pursuant to the provisions of
Article 10 hereof. "Net Income" or "Net Loss" shall also include the Trust's share of income or loss of any Entity which owns a particular First Mortgage Bond or Tax-Exempt Security, as determined for federal income tax purposes.

      "Original Trust Agreement" shall have the meaning ascribed thereto in the Preamble.

      "Partnerships" shall have the meaning ascribed thereto in Section 11.3.

      "Percentage Interest" shall mean, as to a Common Shareholder, the fractional part of the Common Shares owned by such Common Shareholder and expressed as a percentage computed


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by dividing the Common Shares owned by such Common Shareholder by the total number of issued and outstanding Common Shares.

      "Person" shall mean an individual or Entity.

      "Preferred Shares" shall mean any Shares classified or reclassified as such by the Board of Trustees.

      "Registered Trustee" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as a trustee hereunder, or any other Person which succeeds it in such capacity pursuant to
Section 15.2 and in compliance with Section 3807 of the Trust Act.

      "Registered Trustee Person" shall have the meaning ascribed thereto in
Section 14.2.

      "Related Management Agreement" shall have the meaning ascribed thereto in
Section 12.2(a).

      "Related Manager" shall mean any Manager which is an Affiliate of Related Capital Company, a New York general partnership, or any successor thereto.

      "Reserves" shall mean the amount set aside by the Board of Trustees or the Manager as reserves of the Trust for working capital and for repairs, replacements, contingencies or other purposes.

      "Shareholder" shall mean collectively, any Common Shareholder or any other Person who holds Shares in its capacity as a beneficial owner of the Trust, including the Manager to the extent it holds Shares.

      "Shareholder Minimum Gain" shall mean an amount, with respect to each Shareholder Nonrecourse Debt, equal to the Trust Minimum Gain (assuming, for this purpose, that the Trust's only liability was the Shareholder Nonrecourse
Debt), that would result if such Shareholder Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. ss. 1.704-2(i)(3) and then aggregating the separately computed gains.

      "Shareholder Nonrecourse Debt" shall have the meaning ascribed to "partner nonrecourse debt" set forth in Treas. Reg. ss. 1.704-2(b)(4).

      "Shareholder Nonrecourse Deductions" shall have the meaning ascribed to "partner nonrecourse deductions" set forth in Treas. Reg. ss. 1.704-2(i)(2).

      "Shares" shall mean the beneficial interests of a Shareholder in the Trust representing undivided beneficial interests in the assets of the Trust, which may be evidenced by Trust


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Certificates, including, without limitation, Common Shares and Preferred Shares.

      "SML" shall mean second mortgage loans advanced to obligors under a First Mortgage Bond.

      "Solicitation Statement" shall mean the Solicitation Statement of the Trust dated June 18, 1997 pursuant to which the initial Common Shares were issued.

      "Special Distribution" shall mean the distribution payable to a Related Manager pursuant to Section 9.10.

      "Substantially All of the Assets" shall mean First Mortgage Bonds and Tax-Exempt Securities representing 66-2/3% or more of the net book value of all of the Trust's assets as of the end of the most recently completed calendar quarter.

      "Taxable Tail" shall mean a taxable bond which funds certain costs associated with the issuance of First Mortgage Bonds that cannot be funded by the First Mortgage Bonds.

      "Tax-Exempt Securities" shall mean securities, the income from which is exempt from federal income taxation, which are rated not lower than A1 by Moody's Investors Service, Inc. or A+ by Standard & Poor's Ratings Group, or are unrated but which the Manager determines are of comparable quality.

      "Terminating Capital Transaction" shall mean any sale or other disposition of assets of the Trust in connection with a liquidation of the Trust.

      "Total Invested Assets" shall mean the aggregate original amount invested from time to time in mortgage investments and Tax-Exempt Securities (including amounts which the Trust is committed to invest as part of a series or pursuant to an installment funding obligation) reduced, upon the receipt of sale proceeds, or insurance or guarantee proceeds or, by the original amount invested in the mortgage investment or Tax-Exempt Securities which is not reinvested, except that in the case of a partial prepayment, Total Invested Assets shall be reduced on a pro rata basis to the extent not reinvested. Total Invested Assets shall be calculated without regard to whether mortgage investments or Tax-Exempt Securities are held by the Trust or other Persons (i) to whom the Trust has Transferred such mortgage investments or Tax-Exempt Securities to facilitate financing) or (ii) which retain the proceeds resulting from any such financing. For purposes of the definition of Total Invested Assets, mortgage investments include, without limitation, First Mortgage Bonds, SMLs and investments similar to the foregoing.

      "Total Market Value" shall mean the greater of (i) the sum of (a) the aggregate market value of the Trust's outstanding Shares, and (b) the total leverage of the Trust and (ii) the aggregate value of the Trust's assets as determined by the Manager based upon third-party or management appraisals and other criteria as the Board of Trustees shall determine in its sole


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discretion.

      "Transfer" shall mean sale, assignment, conveyance, transfer, gift, pledge, hypothecation, mortgage, exchange or other disposition whether voluntary, involuntary, by operation of law or otherwise.

      "Trust" shall mean Charter Municipal Mortgage Acceptance Company.

      "Trust Act" shall mean the Delaware Business Trust Act, 12 Del.C. ss.ss. 3801 et. seq., as amended from time to time, or the corresponding provisions of any succeeding law.

      "Trust Agreement" shall mean this Amended and Restated Trust Agreement, dated as of September 30, 1997 among the undersigned Trustees and those Persons who become Shareholders pursuant to the terms of this Trust Agreement, as amended or restated from time to time, and shall include the By-laws, as amended or restated from time to time by the Board of Trustees.

      "Trust Certificate" shall mean a certificate signed on behalf of the Trust by a Trustee or the Manager, evidencing the Shares of a Shareholder in the Trust.

      "Trust Minimum Gain" shall mean the sum of the amounts determined by computing with respect to each nonrecourse liability of the Trust, the amount of gain (of whatever character), if any, that would be realized by the Trust if it disposed (in a taxable transaction) of the Trust Property subject to such liability for no consideration other than full satisfaction of such liability and then aggregating the separately computed gains.

      "Trust Property" shall mean all right, title and interest of the Trust in and to any property contributed to the Trust by the Shareholders or otherwise acquired by the Trust, including, without limitation, all distributions or payments thereon or proceeds therefrom.

      "Trustees" shall mean, collectively, the Managing Trustees and the Registered Trustee.

      "Underlying Properties" shall mean the properties which secure the obligations under the Mortgage Loans, First Mortgage Bonds and other mortgage investments.

      "Voting Securities" shall have the meaning ascribed to such term under the Investment Company Act of 1940, as amended and in effect on the date of this Trust Agreement.

4.    TRUSTEES; LEGAL TITLE

      4.1   Managing Trustees.

            (a) Number. There shall be not less than three nor more than nine Managing

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Trustees, at least one-third of whom must be Independent Trustees. Initially, the Trust shall have five Managing Trustees, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number, if any, required by the Trust Act nor more than nine.

            (b) Initial Board of Trustees. The names of the initial Managing Trustees are:

                J. Michael Fried                       (Class III)
                Stuart J. Boesky                       (Class III)
                Alan P. Hirmes                         (Class II)
                Peter T. Allen   (Independent Trustee) (Class I)
                Arthur T. Fisch  (Independent Trustee) (Class I)

            (c) Classes; Terms. The Board of Trustees shall be elected by the Common Shareholders. The Managing Trustees (other than any Managing Trustee elected solely by holders of one or more classes or series of Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, Class I to hold office initially for a term expiring at the next succeeding annual meeting of Shareholders, Class II to hold office initially for a term expiring at the second succeeding annual meeting of Shareholders and Class III to hold office initially for a term expiring at the third succeeding annual meeting of Shareholders, with the members of each class to hold office until their successors are duly elected and qualify. At each annual meeting of the Shareholders, the successors to the class of Managing Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election. The Managing Trustees may increase the number of Managing Trustees and may fill any vacancy, whether resulting from an increase in the number of Managing Trustees or otherwise, on the Board of Trustees occurring before the first annual meeting of Shareholders in the manner provided in the Bylaws.

            (d) Removal of Managing Trustees. Subject to the rights of holders of one or more classes or series of Shares to elect one or more Managing Trustees, any Managing Trustee, or the entire Board of Trustees, may be removed from office at any time, but only by Majority Vote; provided, however, that prior to the Fourth Anniversary, such removal may only be for Cause.

            (e) Resignation of Managing Trustees. Any Managing Trustee may resign at any time by delivering his resignation in writing to the Board of Trustees, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.

      4.2   Registered Trustee.

            (a) Initial Registered Trustee; Powers. The Registered Trustee has been


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appointed as trustee and joined as a party hereunder for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Trust Act. In the event of the resignation or removal of the Registered Trustee, the Board of Trustees shall appoint a successor Registered Trustee in accordance with Section 15.2.

            The Registered Trustee shall be responsible for performing only the following duties with respect to the Trust: (i) to execute, deliver, acknowledge and file any certificates of trust and any amendments thereto required to be filed pursuant to applicable law, (ii) to execute any Trust Certificates (or other certificates of the Trust) representing Shares issued to Shareholders if reasonably requested to do so by written instruction from the Board of Trustees,
(iii) to execute any duly adopted amendments to this Trust Agreement and (iv) to execute, deliver, acknowledge and file any certificates of cancellation required to be filed pursuant to applicable law. The Board of Trustees or the Manager shall keep the Registered Trustee reasonably informed of any actions of the Board of Trustees or the Manager or other circumstances that could affect the rights, duties or liabilities of the Registered Trustee. The Registered Trustee shall have no other authority, duties or liabilities. The Registered Trustee has no responsibility for monitoring the conduct of the Board of Trustees or the Manager or causing the Board of Trustees or the Manager, or any other Person to discharge their respective duties under this Trust Agreement, the Bylaws or the Management Agreement, and the Registered Trustee shall have no liability for the acts and omissions of the Trust, the Board of Trustees or the Manager.

            (b) Compensation and Expenses of Registered Trustee. The Registered Trustee shall be entitled to receive from the Trust reasonable compensation for its services hereunder, as shall be agreed to from time to time by the Board of Trustees and the Registered Trustee, and the Registered Trustee shall be entitled to be reimbursed by the Trust for reasonable out-of-pocket expenses incurred by the Registered Trustee in the performance of its duties hereunder.

            (c) The Registered Trustee shall have a lien on the assets of the Trust for any compensation or expenses and indemnity due to the Registered Trustee by the Trust, which lien shall be prior to all other liens. The parties hereto hereby approve and ratify the Trust's execution, delivery and performance of the Fee Agreement, dated as of July 25, 1997, by and between the Registered Trustee and the Trust.

      4.3 Legal Title. Legal title to all Trust Property shall be vested in the Trust, except that the Board of Trustees may cause legal title to any Trust Property to be held by or in the name of any Managing Trustee or any other Person as nominee. Written evidence of the qualification and acceptance of election or appointment of successor and additional Managing Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Board of Trustees may deem necessary or desirable. To the fullest extent permitted by law, no Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust or any right of partition or possession thereof.


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5.    PURPOSES

      The purposes of the Trust shall be, as determined from time to time by the Board of Trustees, to engage in any lawful business or activity for which a business trust may be created under the Trust Act.

6.    TERM

      The Trust commenced on August 12, 1996, and shall have perpetual existence, unless earlier terminated in accordance with the provisions of this Trust Agreement or the Bylaws.

7.    SHAREHOLDERS; SHARES

      7.1 Authorization of Shares. The Trust is authorized to issue 50,000,000 Shares. Notwithstanding anything to the contrary set forth in this Trust Agreement (except for the immediately preceding sentence) and without any express or implied limitation on the authority of the Trust, and the Board of Trustees on behalf of the Trust, to issue additional Shares, the Trust is authorized (i) to issue any or all Shares necessary or desirable to consummate the Consolidation (as defined in the Solicitation Statement), including, without limitation, to consummate Mergers, (ii) to issue any or all Shares necessary or desirable in connection with the settlement of the Litigation (as defined in the Solicitation Statement), and (iii) to issue any or all Shares upon exercise of options granted by the Board of Trustees or to be granted pursuant to an Incentive Share Option Plan upon payment in accordance with the terms of the Incentive Share Option Plan or other plans. Shareholders have no preemptive or other similar rights with respect to the issuance of Shares. Without the need for the consent of any Person, the Trust is hereby authorized to repurchase from Related Capital Company the 1,000 Shares of the Trust that were issued to Related Capital Company pursuant to the Original Trust Agreement for a purchase price of $1.00 per Share. Upon receipt of such Shares, such Shares shall be deemed to be canceled.

      7.2 Common Shares. Each Common Share shall entitle the holder thereof to one vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of beneficial interests.

      7.3 Preferred Shares. Preferred Shares shall not entitle the holder thereof to vote unless the Board of Trustees, in its sole discretion, determines to grant voting rights to holders of Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of beneficial interests in the Trust.

      7.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares of the Trust; (b) specify the

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number of Shares to be included in the class or series; and (c) set or change, subject to the express terms of any class or series of Shares of the Trust outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

      7.5 Trust Agreement and Bylaws. All Persons who shall acquire Shares in the Trust shall acquire the same subject to the provisions of this Trust Agreement and the Bylaws and shall be bound by the terms and provisions of this Trust Agreement and Bylaws.

      7.6 Effective Date of Transfer of Shares. The effective date for the recognition of transfers of Shares, and the identification of the Person entitled to be treated as the Shareholder at any given time, shall be determined as follows:

            (a) for purposes of Article 9 and any other provision of this Trust Agreement which relates to the allocation or apportionment of Net Income, Net Loss or Distributions, the Person entitled to be recognized as the Shareholder shall be determined in accordance with the provisions of Section 9.2; and

            (b) for all purposes other than those set forth in Section 6.6(a), the Person entitled to be recognized as the Shareholder shall be the Person who is then listed as the record owner of the Shares on the books and records of the Trust.

8. LIABILITY OF THE SHAREHOLDERS; REGISTERED TRUSTEE; MANAGING TRUSTEES; EMPLOYEES; MANAGER

      8.1 Shareholders. The Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. If and to the extent required by Delaware law, a Shareholder may, under certain circumstances, be required to return to the Trust for the benefit of Trust creditors, amounts previously distributed to him.

      8.2 Registered Trustee. The Registered Trustee shall not be liable to the Trust, Shareholders, the Trustees or any other Person or third parties for any act, omission or obligation of the Trust, the Board of Trustees, any Shareholder, the Registered Trustee or the Manager, under any circumstance, except for any loss directly attributable to its own gross negligence or willful misconduct. In particular, but not by way of limitation:

             (a) The Registered Trustee shall not be liable for any error of judgment made which did not constitute gross negligence or willful misconduct by it;

             (b) No provision of this Trust Agreement shall require the Registered Trustee to take any action, to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights, powers or obligations hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such action, risk or liability is not reasonably assured or provided to it;

             (c) Under no circumstance shall the Registered Trustee be personally liable for any representation, warranty, covenant or other obligation or indebtedness of the Trust;

             (d) The Registered Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Trust Agreement, or the form, validity, value or sufficiency of the Trust Property;

             (e) The Registered Trustee shall not be personally liable for its good faith reliance on the provisions of this Trust Agreement;

             (f) Under no circumstances shall the Registered Trustee be personally liable for (i) any action it takes or omits to take in good faith in accordance with the instruction of the Board of Trustees or the Manager, (ii) the acts or omissions of the Board of Trustees or the Manager or (iii) the supervision of or the failure of the Board of Trustees or the Manager to discharge their respective duties hereunder or pursuant to the Management Agreement; and

             (g) The Registered Trustee shall not incur any liability to anyone in acting upon any document believed in good faith by it to be genuine and believed in good faith by it to be signed by the proper party or parties and need not investigate any fact or matter pertaining to or in any such document. The Registered Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such Person and that the same is in full force and effect. As to any fact or matter, the method of the determination of which is not specifically prescribed herein, the Registered Trustee may for all purposes hereof rely on a certificate, signed by any officer of the relevant Person, as to such fact or matter, and such certificate shall constitute full protection to the Registered Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

      8.3 Managing Trustees; Employees. A Managing Trustee or employee of the Trust, when acting in such respective capacities, shall not be personally liable to any Person other than the Trust or a Shareholder for any act, omission or obligation of the Trust, the Registered Trustee, the Manager or any Managing Trustee. To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of trustees of a business trust, no Managing Trustee shall be liable to the Trust or to any Shareholder for monetary damages for breach of any duty (including, without limitation, fiduciary duty) as a Managing Trustee, except (i) for acts or omissions of such Managing Trustee that involve actual fraud or willful misconduct, or (ii) for any transaction from which such Managing Trustee derived improper personal benefit. Neither the amendment nor repeal of this Section 7.3 nor the adoption or amendment of any other provision of this Trust Agreement inconsistent with this
Section 7.3 shall apply to or affect in any respect the applicability of the immediately preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

      8.4 Reliance on Agents, Attorneys, Etc. In the exercise of their rights and obligations hereunder, the Registered Trustee and the Managing Trustees (i) may act directly, or at the expense of the Trust, through agents (including, without limitation, a Related Manager) or attorneys pursuant to agreements entered into with any of them, and they shall not be liable for the default or misconduct of such agents or attorneys if such agent or attorney shall have been selected in good faith and (ii) may, at the expense of the Trust, consult with counsel to be selected in good faith, and employed by them, and shall not be liable for anything done, suffered or omitted in good faith in accordance with the advice or opinion of any such counsel.

      8.5 Manager. In the event that, immediately prior to the dissolution of the Trust referred to in Section 12.3, the Manager, in its capacity as Shareholder, shall have a deficiency in its Capital Account as determined in accordance with tax accounting principles, then the Manager shall contribute in cash to the capital of the Trust an amount equal to whichever is the lesser of
(a) the deficiency in the Manager's Capital Account or (b) the excess of 1.01% of the total Consolidation Contributions over the total capital contribution of the Manager.

9.    COMPENSATION TO A RELATED MANAGER AND ITS AFFILIATES

      If the Trust retains a Manager pursuant to Section 10.2(h) to manage the day-to-day affairs of the Trust which is a Related Manager, the fees payable by the Trust (except as otherwise provided) to such Related Manager or its designees shall not exceed the following:

      Fee/Compensation              Amount

      Bond Selection Fee:           2.0% of the principal amount of each First
                                    Mortgage Bond and other tax-exempt
                                    instrument originated or acquired by the Trust, its subsidiaries or other Persons which holds, or to whom the Trust or its subsidiaries has Transferred, such First
                                    Mortgage Bond or other tax-exempt instrument to facilitate financing.

      Bond Placement Fee:           2.0% of the principal amount of each First
                                    Mortgage Bond and other tax-exempt
                                    instrument originated or acquired by the Trust, its subsidiaries or other Persons which holds, or to whom the Trust or its subsidiaries has Transferred, such First
                                    Mortgage Bond or other tax-exempt instrument to facilitate financing (payable by the borrower, and not the Trust or its subsidiaries).

      Special Distributions:        .375% per annum of Total Invested Assets of
                                    the Trust and its subsidiaries.

      Shareholder Distributions:    Related Manager shall be entitled to receive
                                    distributions from the Trust or its
                                    subsidiaries in respect of any Shares it holds.

      Loan Servicing Fees:          .25% per annum of the outstanding principal
                                    amount of First Mortgage Bonds and other mortgage investments held by the Trust, its subsidiaries or other Persons which holds, or to whom the Trust or its subsidiaries has Transferred, such First Mortgage Bonds or other mortgage investments to facilitate financing.

      Operating Expense             For direct expenses incurred by the Related
      Reimbursement:                Manager in an amount not to exceed $200,000
                                    per annum subject to (i) annual increases after the Trust's first 12 months of operations and each year thereafter based upon increases in the Consumer Price Index for All Urban Consumers, N.Y., N.Y. -
                                    Northeastern N.J. (Base Year 1982-1984 =
                                    100) specified for "All Items" as issued by the Bureau of Labor Statistics, U.S.
                                    Department of Labor (or comparable
                                    substitute index) and (ii) proportionately as the Trust's assets increase based upon the amount of Total Invested Assets of the Trust from time to time.

      Incentive Share Options:      Related Manager may receive options to
                                    acquire additional Shares pursuant to the Trust's share option plan only on the following basis:

      Commencement:                 No options may be granted until six months
                                    after the Trust's Shares have begun to
                                    trade.

      Administration:               Compensation Committee comprised only of two
                                    or more Independent Trustees.

      Number of Options:            Maximum over life of plan - 2,058,638
                                    options for Common Shares (as such amount may be adjusted to reflect the elimination of fractional Common Shares pursuant to the Solicitation Statement such that the maximum number of options does not exceed 10% of Common Shares outstanding on the date the Consolidation becomes effective).

                                    Maximum each calendar year - 3% of Shares outstanding as of the end of the prior year (617,591 options for the Trust's first calendar year (as such amount may be adjusted to reflect the elimination of fractional Common Shares pursuant to the Solicitation Statement such that the maximum number of options does not exceed 3% of the Shares outstanding on the date the Consolidation becomes effective)). Any Common Shares available for grant of options, but for which options are not granted, in previous years, may be carried over for grant in a subsequent year.

      Exercise Price:               Equal to or greater than fair market value
                                    on date of grant.

      Conditions to                 Compensation Committee may only grant
      Issuance:                     options in a given year if the dividend per
                                    Common Share for the year prior to the grant year exceeds $0.9517 per Share.

      Maximum Option                10 years.
      Term:

      Liquidation Fee:              1.50% of the gross sales price of the assets
                                    sold by the Trust, its subsidiaries or other
                                    Persons which holds, or to whom the Trust has Transferred, such assets in connection with a liquidation of the Trust's directly or indirectly owned assets.

      Miscellaneous:                Related Manager may also earn miscellaneous
                                    compensation which may include, without
                                    limitation, construction fees, escrow
                                    interest, property management fees, leasing commissions and insurance brokerage fees.
                                    The payment of any such compensation by the Trust shall be limited to the competitive rate for the services being performed.

10.   ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS

      10.1 Allocations. That portion of Net Income, Net Loss and Available Cash shall be allocated in the manner hereinafter provided.

      10.2 Apportionment Among Shareholders of Net Income, Net Loss and Distributions Generally.

            (a) Non-Capital Events. Net Income, Net Loss and Distributions, other than Net Income, Net Loss and Distributions attributable to a Capital Event, allocated to the Shareholders shall be apportioned each calendar quarter among the Persons who were Shareholders of record on the last day of each calendar quarter in accordance with their Percentage Interests based upon the number of Shares owned by each such Shareholder on the last day of such calendar quarter without regard to Capital Accounts or the number of days during such calendar quarter in which a Person was a Shareholder.

            (b) Capital Events. That portion of Distributions attributable to a Capital Event and allocations of Net Income and Net Loss from a Capital Event which is allocated to the Shareholders shall be apportioned among the Persons who were Shareholders of record on the date on which the Trust received the proceeds of such Capital Event in accordance with their Percentage Interests based upon the number of Shares owned by each such Shareholder on that date.

      10.3 Consent to Methods. The methods set forth in this Article 9 by which Distributions and allocations of Net Income and Net Loss are made and apportioned are hereby expressly consented to by each Shareholder as an express condition to becoming an Shareholder.

      10.4  Capital Accounts.

            (a) General. A separate capital account ("Capital Account") shall be maintained for each Shareholder in accordance with this Section 9.4. Each Shareholder's Capital Account shall be increased by (1) the amount of money contributed, or deemed contributed, by such Shareholder to the capital of the Trust; and (2) such Shareholder's share of Trust Net Income. Each Shareholder's Capital Account shall be decreased by (i) the amount of Distributions to such Shareholder and (ii) such Shareholder's share of Net Loss for federal income tax purposes.

            (b) Multiple Class or Series of Interests. A Shareholder who has Shares which represent more than one class or series of interests in the Trust shall have a single Capital Account that reflects all such interests, regardless of the class of interests owned by such Shareholder and regardless of the time or manner in which such interests were acquired.

            (c) Contributions of Property. In the event that property (other than cash) is contributed (or deemed contributed pursuant to the provisions of Code Section 708) by a Shareholder to the Trust, including the contribution of a Shareholder's interest in Summit Tax Exempt Bond Fund, L.P., Summit Tax Exempt L.P. II, and/or Summit Tax Exempt L.P. III to the Trust pursuant to the Solicitation Statement (the "Consolidation Contribution"), the computation of Capital Accounts, as set forth in this
      Section 9.4, shall be adjusted as follows:

                   (i) the contributing Shareholder's Capital Account shall be increased by the fair market value of the property contributed to the Trust by such Shareholder (net of liabilities securing such contributed property that the Trust is considered to assume or take subject to under Code Section 752); and

                  (ii) as required by Treas. Reg. ss.ss. 1.704-1(b)(2)(iv)(g)
            and 1.704-1(b)(4)(i), if any Shareholder's Capital Account reflects a fair market value for property which differs from such property's adjusted basis, each Shareholder's Capital Account shall be adjusted to take account of the amount of Book Gain and Book Loss, as defined below, allocated to such Shareholder pursuant to Section 9.7 hereof and shall not take into account the Net Income and Net Loss for tax purposes allocated to such Shareholder pursuant to this Article 9.

            (d) Distributions of Property. In the event that property is distributed (or deemed distributed pursuant to the provisions of Code
      Section 708) by the Trust to a Shareholder, the following special rules shall apply:

                  (iii) the Capital Account of the Shareholder receiving the distribution first shall be adjusted (as provided in Treas. Reg. ss. 1.704-1(b)(2)(iv)(e)) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in such Shareholder's Capital Account) would be allocated to such Shareholder if there were a taxable disposition of such Shareholder for its fair market value on the date of distribution; and

                  (iv) the Capital Account of the Shareholder who is receiving the distribution of property from the Trust shall be charged with the fair market value of the property at the time of distribution (net of liabilities secured by such property that such Shareholder is considered to assume or take subject to under Code Section 752).

            (e) Intention. The foregoing provisions are intended to satisfy the capital account maintenance requirements of Treas. Reg.
      ss.ss. 1.704-1(b) and 1.704-2 and such provisions shall be modified to the extent required by such section or any successor provision thereto.

      10.5  Allocations Causing Negative Capital Accounts.  Notwithstanding
Section 9.2, to the extent that any allocation of Net Loss to a Shareholder would reduce such Shareholder's capital account balance (determined after taking into account all prior distributions and all prior allocations of Net Income and Net Loss) below zero or would increase the negative balance in such Shareholder's capital account at a time when another Shareholder has a positive capital account balance, such Net Loss shall instead be allocated pro rata to Shareholders having positive capital account balances in proportion to their respective positive capital account balances until such capital account balances are reduced to zero, provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction allocated among the Shareholders pursuant to this Trust Agreement for prior years.

      If the provisions of this Section 9.5 prohibit the allocation of any portion of Net Loss to every Shareholder, such portion of the Net Loss shall instead be allocated to the Manager.

      For purposes of determining a Shareholder's Capital Account balance under this Section 9.5, Distributions made prior to or contemporaneous with any allocation to a Shareholder shall be reflected in such Shareholder's capital account prior to making such allocation to such Shareholder. For purposes of this Section 9.5, a Shareholder's Capital Account shall be reduced for:

            (x) allocations of Net Loss (or items thereof) which, as of the end of each Trust year, are reasonably expected to be allocated to such Shareholder pursuant to Code Section 704(e)(2), Code Section 706(d) and Treas. Reg. ss. 1.751-1(b)(2)(ii); and

            (y) Distributions that, as of the end of such year, reasonably are expected to be made to such Shareholder to the extent they exceed offsetting increases to such Shareholder's Capital Account that reasonably are expected to occur during (or prior to) the Trust taxable years in which such Distributions reasonably are expected to be made.

      For purposes of determining the amount of expected Distributions and expected Capital Account increases described in (y) above: (A) the rule set forth in Treas. Reg. ss. 1.704-1(b)(2)(iii)(c) concerning the presumed value of property shall apply, and (B) gross income or Net Income allocated to a Shareholder pursuant to Section 9.9 hereof shall be taken into account. For purposes of this Section 9.5 and Section 9.9, a Shareholder's Capital Account shall be increased (i) to the extent that such Shareholder is obligated to fund deficits in such Shareholder's Capital Account upon liquidation of the Trust (or is treated as obligated to so restore such deficits pursuant to Treas. Reg. ss. 1.704-1(b)(2)(ii)(c)), and (ii) to the extent of such Shareholder's share of any Trust Minimum Gain and Shareholder Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made. A Capital Account which has a negative balance after adjustment in accordance with clauses
(i) and (ii) shall be referred to as an "Adjusted Capital Account Deficit."

      10.6  Allocation of Net Income and Net Loss.

            (a)   General.

                  (i) First, Net Income (and, if necessary gross income), other than Net Income arising in connection with a Terminating Capital Transaction), shall be allocated to the Manager in an amount equal to the amount distributed to the Manager pursuant to Section 9.10. hereof; and

                  (ii) Second, except as otherwise provided in Sections 9.5,
            9.8, and 9.9 in each year Net Income and Net Loss remaining after the allocations made pursuant to the provisions of Section 9.6.(a), other than Net Income and Net Loss arising in connection with a Terminating Capital Transaction, shall be allocated to the Shareholders in accordance with their Percentage Interests; provided, however, that if the Manager's Percentage Interest is less than 1%, the Manager, after taking into account the allocations required by Section 9.5, 9.6(a)(i), 9.8 and 9.9, shall be allocated 1% of such Net Income and Net Loss.

            (b) Terminating Capital Transaction. Allocations of Net Income or Net Loss (or items thereof) in connection with a Terminating Capital Transaction or liquidation of the Trust shall first be made so that, to the extent possible, each Shareholder's Capital Account balance is equal to such Shareholder's Adjusted Contribution, and the remainder of such Net Income or Net Loss (or items thereof) shall, subject to the provisions of
      Section 9.5, be allocated to the Shareholders in accordance with their Percentage Interests.

            (c) Final Ratio. It is intended that the allocation provisions of this Article 9 shall result in final positive Capital Account balances of the Shareholders under Section 12.3 hereof which are initially equal to each Shareholder's Adjusted Contribution and are then in proportion to the Shareholders' respective Percentage Interests (the "Final Ratio"). To the extent that such final positive Capital Account balances are not in the Final Ratio, income and loss of the Partnership for the current year and future years, as computed for book purposes, shall be allocated among the Shareholders so as to result in final positive Capital Account balances which are in the Final Ratio. This Section 9.6.(c) shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue Service or any other taxing authority.

      10.7 Allocation of Book Items. In cases where property of the Trust is, under Treas. Reg. ss. 1.704-1(b)(2)(iv)(g), properly reflected in the capital accounts of the Shareholders at a fair market value that differs from the adjusted tax basis of such property (such difference is hereinafter referred to as the "Book Disparity"), then depreciation, amortization and gain or loss as computed for book purposes with respect to such property ("Book Depreciation," "Book Amortization," and "Book Gain," and "Book Loss," respectively) will be greater or less than the depreciation, amortization or gain or loss as computed for tax purposes. The Manager shall adopt, pursuant to Treas. Reg. ss. 1.704-1(b)(2)(iv)(g), a reasonable method of computing Book Depreciation and Book Amortization. Such Book Depreciation and Book Amortization shall be allocated among the Shareholders and reflected in the Shareholders' capital accounts under Section 9.4 hereof, in a manner so as to eliminate to the extent possible, the Book Disparity.

      10.8 Mandatory Allocations. Any allocation of Net Income or Net Loss for tax purposes which is required to be allocated among the Shareholders to take into account the disparity between the fair market value of a Trust asset and its adjusted basis (e.g., allocations under Code Section 704(c) for contributed property) shall be allocated among the Shareholders in accordance with the requirements of the Code and the regulations promulgated thereunder.

      10.9  Minimum Gain Chargeback and Qualified Income Offset.

            (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in a Shareholder's share of Trust Minimum Gain and/or Shareholder Minimum Gain during a Trust taxable year, such Shareholder shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made. This subsection 9.9(a) is intended to constitute a "minimum gain chargeback" under Treas. Reg. ss. 1.704-2(f)(1) and 1.704-2(i)(4).

            (b) Qualified Income Offset. In the event a Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. ss.ss. 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such Shareholder has an Adjusted Capital Account Deficit, items of Trust income (including gross income) and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This subsection 9.9.(b) is intended to constitute a "qualified income offset" under Treas. Reg. ss. 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            (c) Other Chargeback of Impermissible Negative Capital Account. To the extent any Shareholder has an Adjusted Capital Account Deficit at the end of any Trust fiscal year, each such Shareholder shall be specially allocated items of Trust income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subsection 9.9.(c) shall be made if and only to the extent that such Shareholder would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 9 have been tentatively made as if this subsection 9.9.(c) were not in the Agreement.

      10.10 Distributions. The Manager shall be entitled to receive a Special Distribution equal to .375% per annum of Total Invested Assets from the date of investment, payable quarterly. After payment of the Special Distribution, Distributions shall be made to the Shareholders in accordance with their Percentage Interests.

      10.11 Manager's Interest. Except as otherwise provided in Sections 9.5,
9.8 and 9.9, the Manager shall be allocated no less than an aggregate of 1% of Net Income or Net Loss for federal and state income tax purposes or such lesser amount as shall permit the Trust to be treated as a partnership for federal and state income tax purposes.

      10.12 Deductions of Manager. Except as otherwise provided in this Section 9.12, to the extent that the Trust shall be entitled to any deduction for federal income tax purposes as a result of any amounts paid as Distributions to the Manager, such deduction shall be allocated for federal income tax purposes to the Manager. The preceding sentence shall not apply to the extent the Trust is entitled to a deduction by reason of any distribution made to the Manager pursuant to Section 9.10, which deduction shall be allocated to the Shareholders, subject only to the other limitations on allocations of Net Loss or deduction contained in this Article 9.

      10.13 Restrictions.

            (a) General. The Trust may be restricted under Delaware law from making Distributions under certain circumstances, as well as under the terms of notes, mortgages or other types of financing obligations which it may issue or assume in conjunction with borrowed funds, if any. In addition, Distributions are subject to the payment of Trust expenses and to the maintenance of sufficient Reserves. Distributions may also be restricted or suspended in circumstances when the Manager determines, in its absolute discretion, that such action is in the best interest of the Trust.

            (b) Withholding Tax. As security for any withholding tax or other liability or obligation (or reduced deduction for federal income tax purposes) to which the Trust may be subject as a result of any act or status of any Shareholder or to which the Trust becomes subject with respect to any Shares, the Trust shall have, and there is hereby granted to the Trust, a security interest in all Available Cash distributable to such Shareholder or with respect to such Shares, to the extent of the amount of such withholding tax or other liability or obligation or the cost to the other Shareholders of any reduced deduction of the Trust (as reasonably determined by the Manager). The Trust shall have a right of set-off against any such Distributions of Available Cash in the amount of such withholding tax or other liability or obligation or the cost of such reduced deduction. For purposes of this Trust Agreement, any amount of federal, state or local tax required to be withheld by the Trust with respect to any amount distributable by the Trust to any Shareholder shall be deemed to be a Distribution to such Shareholder and shall reduce the amount otherwise distributable to such Shareholder under this Agreement.

11.   BOARD OF TRUSTEES

      11.1 General. Subject to the express limitations herein or in the Bylaws,
(a) the business and affairs of the Trust shall be managed by or under the direction of the Board of Trustees, and (b) the Board of Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust. The Board of Trustees may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Trust. This Trust Agreement shall be construed with a presumption in favor of the grant of power and authority to the Board of Trustees. To the fullest extent permitted by law, any construction of this Trust Agreement or determination made in good faith by the Board of

Trustees concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Trustees included in this Article 10 shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Trust Agreement or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Delaware as now or hereafter in force.

      11.2 Powers of the Board of Trustees. The conduct of the Trust's business shall be controlled solely by the Board of Trustees in accordance with this Trust Agreement and the Bylaws. The Board of Trustees shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Trust's business which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Section 10.3, include the right, authority and power, without the vote of Shareholders, or any other Person to:

            (a) make all filings as may be necessary or proper in order to create the Trust or to provide that this Trust Agreement shall constitute, for all purposes, an agreement of trust under the laws of the State of Delaware as in effect from time to time;

            (b) adopt, implement and from time to time amend Bylaws of the Trust relating to the business and organization of the Trust that are not inconsistent with the provisions of this Trust Agreement;

            (c) alter the Trust's investment objectives and policies if, in its sole discretion, it determines that such a change is in the best interests of the Trust and its Shareholders;

            (d) raise capital for the Trust by offering and selling, or causing to be offered and sold, additional beneficial interests in the Trust (subject to Section 6.1), to classify or reclassify any unissued beneficial interests (as Common Shares, Preferred Shares or any other classification or series it may determine in its sole discretion), to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers (if any), restrictions (including transfer restrictions, if any), limitations as to Distributions, qualifications or terms or conditions of redemption of such class or series;

            (e) cause the Trust to repurchase Shares from time to time out of surplus funds of the Trust, if any, to further the business of the Trust;

            (f) cause the Trust to acquire, hold, sell, dispose of and otherwise act with respect to First Mortgage Bonds, Tax Exempt Securities, Taxable Tails, SMLs or other mortgage investment, any portion of a First Mortgage Bond, Tax-Exempt Securities, Taxable Tails, SMLs or other mortgage investment in such principal amounts and upon such terms and conditions as the Board of Trustees deems, in its sole discretion, to be in the best interests of the Trust; provided, however, that no First Mortgage Bond will be acquired, unless:

                   (i) the Trust has received an opinion of appropriate legal counsel (which may be more than one) which may be qualified in certain respects to the effect that substantially all interest payments will be excluded from gross income for purposes of federal income taxation under current law, that the First Mortgage Bond shall be characterized as debt for federal income tax purposes and the Trust shall not be a "substantial user" of the Underlying Property or a "related person" of a substantial user as those terms are used in the Code solely by virtue of the terms of the First Mortgage Bonds;

                  (ii) the Trust has received an opinion of counsel (which may be qualified in certain respects and which may be based upon a requirement that interest be reduced in certain events) to the effect that the interest rate payable on the First Mortgage Bond is not usurious under applicable state law;

                 (iii) mortgagee title insurance will be obtained in connection with each First Mortgage Bond in substantially the outstanding principal amount thereof (subject to certain exceptions, including pending disbursement provisions); provided that where such insurance is not customarily available, there may be obtained the assurance of title that is customarily available, which may not include insurance; and

                  (iv) an appraisal is obtained from an independent appraiser;

            (g) cause the Trust or permit the Manager to purchase or otherwise acquire First Mortgage Bonds or other investments in its own name or in the name of a nominee, a trust or a corporate "nominee" or otherwise and hold title thereto for the purpose of facilitating the acquisition of such First Mortgage Bonds or other investments or any other purpose related to the business of the Trust; provided that in the event of the acquisition of such First Mortgage Bonds or other investments by the Trust from the Manager or its Affiliates, (i) the purchase price paid by the Trust may not exceed the cost of the First Mortgage Bonds or other investment to the seller thereof plus Bond Selection Fees paid by the Trust and (ii) no compensation or other benefit may accrue to the Manager or its Affiliates except as otherwise permitted herein and except that they may be reimbursed for the costs incurred to carry the First Mortgage Bonds or other investment;

            (h) subject to the provisions of Article 8, cause the Trust to enter into one or more agreements with any Person, whereby, subject to the supervision and control of the Board of Trustees, any such Person shall render or make available to the Trust managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Trustees, the management or supervision of the investments of the Trust) upon such terms and conditions, including the right to indemnification, as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Trustees, the compensation payable thereunder by the Trust); provided, however, that so long as the Trust is treated as a partnership for federal income tax purposes, the Board of Trustees shall cause the Trust to retain a Manager or other Person to serve as the general partner of the Trust for tax purposes which Manager or other Person shall at all times own at least 10 Common Shares;

            (i) cause the Trust to place record title to or the right to use Trust assets in the name or names of a nominee or nominees, trustee or trustees (other than the Registered Trustee) for any purpose convenient or beneficial to the Trust;

            (j) cause the Trust to acquire by purchase, lease, or otherwise, and dispose of, any real or personal property to be used in connection with the business of the Trust;

            (k) sign a check or Trust Certificate on behalf of the Trust;

            (l) open accounts and deposit and maintain funds in the name of the Trust in banks or savings and loan associations, provided, however, that the Trust's funds shall not be commingled with the funds of any other Person;

            (m) change the Trust's accounting year from a calendar year to such fiscal year as approved by the Internal Revenue Service;

            (n) cause the Trust to borrow money or otherwise leverage, finance or refinance its assets or obtain credit in such amounts, at such rates of interest and upon such other terms and conditions as the Board of Trustees deems appropriate, on a recourse or nonrecourse basis, and to secure payment of the principal of any such indebtedness and the interest thereon by mortgage, pledge, conveyance, assignment in trust of, or grant of a security interest in, the whole or any part of any or all of the property and assets of the Trust; provided that the Trust may not incur aggregate financing or leverage (whether secured or unsecured) in excess of 50% of Total Market Value (calculated at the time any additional financing or leverage is incurred); and provided further that any loans from the Manager or its Affiliates shall be on a short-term basis (up to 24 months) with interest and other financing charges or fees being the lesser of interest and other financing charges or fees which would be charged by a financial institution or bank for a comparable loan, or the actual cost of such funds to the Affiliate.

            (o) cause the Trust to provide forward loan commitments to prospective borrowers;

            (p) require in all Trust obligations that the Board of Trustees or the Manager shall not have any personal liability thereon and that the Person contracting with the Trust is to look solely to the Trust and its assets for satisfaction; provided, however, that the Board of Trustees' failure to so require such limitation on personal liability of the Manager shall not be construed to imply that the Manager has personal liability for any such Trust obligations;

            (q) prepare or cause to be prepared reports, statements and other relevant information for distribution to Shareholders including annual and quarterly reports;

            (r) cause the Trust to make or revoke any of the elections permitted by the Code;

            (s) determine the appropriate accounting method or methods to be used by the Trust in maintaining its books and records;

            (t) assure any Person dealing with the Trust or the Manager that he may rely upon a certificate signed by the Manager as authority with respect to: (i) the identity of the Registered Trustee, the Managing Trustees, the Manager or any Shareholder; (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or in any other manner germane to the affairs of the Trust; (iii) the Persons who are authorized to execute and deliver any instrument or document of the Trust; or (iv) any act or failure to act by the Trust or as to any other matter whatsoever involving the Trust, the Managing Trustees, the Manager, or any Shareholder;

            (u) remove the Registered Trustee at any time with or without Cause in its sole discretion and in the event of such removal or the resignation of the Registered Trustee, to appoint a successor Registered Trustee in accordance with Section 15.2;

            (v) establish Reserves or increase or decrease Reserves as it deems necessary, appropriate, convenient or advisable for the proper operation of the business of the Trust;

            (w) cause the Trust to acquire assets in joint venture investments; provided that, in connection with such investments, the Trust owns more than 50% of the Voting Securities of the joint venture or otherwise has the right to veto or control any Major Decisions;

            (x) cause the Trust to issue Shares in exchange for First Mortgage Bonds, Tax Exempt Securities and other assets;

            (y) pay, collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all other claims or demands of or against the Trust or to hold such proceeds against the payment of contingent liabilities;

            (z) qualify the Trust to do business in any state, territory, dependency or foreign country;

            (aa) list the Shares on the American Stock Exchange or any other exchange or market;

            (bb) cause the Trust to issue options (including, without limitation, options pursuant to an Incentive Share Option Plan), rights or warrants to purchase any class or series of beneficial interests in the Trust (subject to Section 6.1) (including options, rights or warrants to purchase Common Shares, Preferred Shares or any other Shares);

            (cc) in connection with the leveraging of the Trust's assets, cause the Trust to form and invest in subsidiaries and other investment vehicles and transfer any or all of the Trust's assets to such entities; provided, however, that such entities shall be operated in a manner which is consistent with the provisions of this Trust Agreement; and

            (dd) execute, acknowledge and deliver any and all instruments to effectuate all of the foregoing, and to take all such action in connection therewith as the Board of Trustees shall deem necessary, appropriate, convenient or advisable.

      11.3 Limitations. The Board of Trustees shall not have the authority without a Majority Vote (in which case the Board of Trustees shall have such authority) to:

            (a) cause the Trust to originate or acquire First Mortgage Bonds secured by Mortgage Loans secured by Underlying Properties owned by Affiliates of a Related Manager or in which such Affiliates have a controlling interest, unless conditions (i) through (vii) below are met. In addition, the Board of Trustees shall not have the authority to cause the Trust to acquire such First Mortgage Bonds, in an amount in excess of 15% of Total Market Value (measured at the time of investment) regardless of whether the conditions below are met. This 15% limit shall not be applicable to properties which the Related Manager or its Affiliates have taken title to for the benefit of the Trust, and shall only apply to newly acquired First Mortgage Bonds which are acquired by the Trust after the date of this Trust Agreement.

                   (i) an independent and qualified adviser must issue a letter of opinion to the effect that any First Mortgage Bond secured by such an Underlying Property is fair and at least as favorable to the Trust as a First Mortgage Bond secured by an Underlying Property owned by an unaffiliated borrower in similar circumstances;

                  (ii) the Board of Trustees or the Manager must obtain a letter of opinion from the independent adviser in connection with any Disposition, renegotiation or other subsequent transaction involving First Mortgage Bonds secured by Underlying Properties owned by Affiliates of the Related Manager;

                 (iii) the independent adviser's compensation for any such
            services must be paid by the Related Manager or its Affiliates and not be reimbursable by the Trust;

                  (iv) the independent adviser must be a long established,
            nationally recognized investment banking firm, accounting firm, mortgage banking firm, real estate financial consulting firm or advisory firm;

                   (v) the independent adviser must have a staff of real estate professionals;

                  (vi) the compensation of the independent adviser must be
            predetermined; and

                 (vii) the adviser, directly or indirectly, must have no
            interest in, nor any material business or professional relationship with, the Trust, the Manager, the borrower, or any Affiliates thereof (independence will be considered to be impaired if, for example, during the period of the independent adviser's engagement, or at the time of expressing his opinion, he or his firm: (a) had, or was committed to acquire any direct or indirect ownership interest in the Trust, the Manager, the borrower or Affiliates thereof, (b) had any joint closely held business investment with the Trust, the Manager, the borrower or any Affiliates thereof, which was material in relation to the independent adviser's net worth or
            (c) had any loan to or from the Trust, the Manager, the borrower, or Affiliates thereof;

            (b) cause the Trust to acquire Minority Positions which, in the aggregate, are in excess of 15% of Total Market Value (measured at the time of such investment);

            (c) cause the Trust to invest in a First Mortgage Bond secured by a Mortgage Loan on any one Underlying Property if the principal of such First Mortgage Bond would exceed, in the aggregate, an amount equal to 20% of Total Market Value (measured at the time of such investment);

            (d) cause the Trust to invest in First Mortgage Bonds secured by Mortgage Loans to any one borrower if the principal of such First Mortgage Bonds would exceed, in the aggregate, an amount greater than 20% of Total Market Value (measured at the time of such investment);

            (e) cause the Trust to invest in First Mortgage Bonds secured by Mortgage

      Loans on unimproved real property or Tax-Exempt Securities relating to unimproved real property in an amount in excess of 10% of Total Market Value (measured at the time of such investment);

            (f) cause the Trust to invest in a First Mortgage Bond secured by a Mortgage Loan on any one Underlying Property if the aggregate amount of all mortgage loans outstanding on the Underlying Property, including the principal amount of the Mortgage Loan, would exceed an amount equal to 85% of the appraised fair market value of the Underlying Property, as determined by an independent appraiser, unless the Board of Trustees or the Manager determines that substantial justification exists for investing in such a First Mortgage Bond because of other aspects of the loans, such as the net worth of the borrower, the credit rating of the borrower based on historical financial performance, additional collateral (such as a pledge or assignment of other real estate or another real estate mortgage) or an assignment of rents under a lease or where the Trust has purchased a First Mortgage Bond at a price that is no more than 85% of the value of the Underlying Property (notwithstanding that the face amount of the outstanding mortgage loans with respect to the Underlying Property exceeds 85% of the appraised fair market value of the Underlying Property), provided that any loans relating to the Underlying Property which are advanced by third parties (and which cause the aggregate amount of all mortgage loans outstanding on the Underlying Property to exceed 85% of the appraised fair market value of the Underlying Property) are subordinated to the Trust's investment and do not entitle such third party lender to any material rights upon default without the Trust's consent until after the Trust's First Mortgage Bond and related Mortgage Loan with respect to such Underlying Property have been repaid;

            (g) except as permitted in Section 10.2(g) (which Section is hereby deemed applicable to Affiliates of the Related Manager) and by Section 10.3(a) and (c), permit a Related Manager to purchase First Mortgage Bonds or Tax-Exempt Securities from the Trust or sell First Mortgage Bonds or Tax-Exempt Securities to the Trust or purchase real property from the Trust;

            (h) do any act in contravention of this Trust Agreement or which would make it impossible to carry on the ordinary business of the Trust;

            (i) confess a judgment against the Trust in connection with any threatened or pending legal action;

            (j) possess any Trust asset or assign the rights of the Trust in specific Trust assets for other than a Trust purpose;

            (k) perform any act (other than an act required by this Trust Agreement or any act taken in good faith reliance upon counsel's opinion) which would, at the time such act occurred, subject any Shareholders to liability in any jurisdiction;

            (l) commingle the Trust funds with those of any other Person;

            (m) operate the Trust in such a manner as to have the Trust classified as (1) an "investment company" for purposes of the Investment Company Act of 1940, as amended, or (2) other than as a partnership for purposes of the Code;

            (n) grant a Related Manager or any of its Affiliates an exclusive right to sell or exclusive employment to sell the Trust's investments for the Trust; and

            (o) cause the Trust to invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts of sale are in recordable form and are appropriately recorded in the chain of title.

      11.4 Amendments Without Consent. In addition to any amendments otherwise authorized herein, this Trust Agreement may be amended from time to time by the Board of Trustees without the consent of the Shareholders or the Registered Trustee (subject to the provisions in this Section 10.4):

            (a) to add to the representations, duties or obligations of the Board of Trustees or the Registered Trustee or their respective Affiliates or surrender any right or power granted to the Board of Trustees or its Affiliates or the Registered Trustee herein, for the benefit of the Shareholders; provided, that no representations, duties or obligations of the Registered Trustee shall be added or right or power granted to the Registered Trustee or its Affiliates surrendered without the Registered Trustee's consent;

            (b) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with law applicable to the Trust as in effect at the time the amendment is adopted, or judicial or administrative interpretations thereof, or with any other provision herein, as long as any such change will not adversely affect the rights of the Shareholders or the Registered Trustee;

            (c) to delete or add any provision of this Trust Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or by a State "Blue Sky" Commissioner or similar such official, which addition or deletion is deemed by such Commission or state official to be for the benefit or protection of the Shareholders;

            (d) to reflect the addition or substitution of Shareholders or the reduction of Capital Accounts upon the return of capital to Shareholders;

            (e) upon notice to all Shareholders, to amend the provisions of
      Article 9 of this Trust Agreement (a) so as to revise the date upon which each Shareholder's distributive share of Net Income, Net Loss and Distributions is determined and the period of time over which such distributive share relates, provided that in the opinion of the accountants or counsel to the Trust, such amended provisions are not impermissible under applicable federal and/or state income tax legislation, rules or regulations enacted or promulgated thereunder, or administrative pronouncements or interpretations thereof; and (b) to the minimum extent necessary to take account of any amendments to Section 704 of the Code or the regulations thereunder or any judicial or administrative interpretations thereof;

            (f) to change the name of the Trust to any lawful name which it may select (in which case the Trust shall notify the Registered Trustee of such change in name);

            (g) to take such steps as the Board of Trustees or the Manager determines are advisable or necessary in order to preserve the tax status of the Trust as an Entity which is not taxable as a corporation for federal income tax purposes. The Board of Trustees are each empowered to amend such provisions to the minimum extent necessary or desirable in accordance with the advice of the accountants and/or counsel to comply with any applicable federal or state legislation, rules or regulations enacted or promulgated, administrative pronouncements or interpretations and/or judicial interpretations thereof after the date of this Trust Agreement. Subject to Article 14, the Board of Trustees shall be entitled to rely upon the advice of the accountants or counsel as described above in making such amendment or amendments; and

            (h) to reflect any rights, preferences or privileges granted in connection with the issuance of a class or series of Shares not outstanding as of the date of this Trust Agreement.

            Written notice of any amendments to the Trust Agreement shall be provided to the Registered Trustee within ten days of their adoption.

      11.5 Notice of Limitation of Liability. The Board of Trustees or the Manager shall use its best efforts, in the conduct of the Trust's business, to put all suppliers and other Persons with whom the Trust does business on notice that the Shareholders, the Trustees, and the Manager are not liable for the Trust's obligations and that such suppliers and other Persons shall look solely to the assets of the Trust for payment, and all agreements to which the Trust is a party shall include a statement to the effect that the Trust is a business trust organized under the Trust Act; but the Board of Trustees or the Manager shall not be liable for any failure to give such notice to such suppliers or other Persons and any failure in giving such notice shall not imply that the Shareholders, the Managing Trustees, the Manager and the Registered Trustee are liable for the Trust's obligations.

      11.6 Accounting Matters. The Board of Trustees or the Manager shall make all decisions as to accounting matters in accordance with the accounting methods adopted by the Trust in accordance with generally accepted accounting principles and procedures applied on a consistent basis. Such party may rely on the Trust's independent certified public accountants to determine whether such decisions are in accordance with generally accepted accounting principles.

      11.7 Tax-Matters Partner. The Manager is hereby designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to fully perform hereunder including, without limitation, the power to retain all attorneys and accountants of its choice and the right to settle any audits without the consent of the Shareholders. The designation made in this Section 10.7 is hereby expressly consented to by each Shareholder as an express condition to becoming a Shareholder.

      11.8 Funds and Assets. The Board of Trustees and the Manager shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Trust, whether or not in its immediate possession or control, and shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Trust.

      11.9 Duties of Board of Trustees and Manager and Registered Trustee. To the extent that, at law or in equity, the Board of Trustees or the Manager or the Registered Trustee, or any Affiliate thereof (each, a "Covered Person") has duties (including fiduciary duties) and liabilities relating thereto to the Trust or to the Shareholders, the Covered Person acting in connection with the Trust's business or affairs shall not be liable to the Trust or to any Shareholder for its good faith reliance on the provisions of this Trust Agreement. The provisions of this Trust Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Trust and the Shareholders to replace such other duties and liabilities of such Covered Person.

      11.10 Discretion. Whenever in this Trust Agreement the Board of Trustees or the Manager is permitted or required to make a decisions (i) in its "discretion" or under a grant of similar authority, the Board of Trustees and the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust or any other person; or (ii) in its "good faith" or under another express standard, the Board of Trustees and the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Trust Agreement or by applicable law.

12.   RIGHTS AND POWERS OF SHAREHOLDERS

      12.1 Control. Other than as expressly set forth in this Trust Agreement, Shareholders shall have no voting rights and Shareholders shall take no part in any manner in the control, conduct or operation of the Trust and shall have no right or authority to act for or bind the Trust.

      12.2 Voting Rights. The Shareholders (except Shareholders who by the terms of their

Shares have no voting rights) considered together as a single class, have the right by Majority Vote (voting in the manner set forth in the Bylaws), to vote upon:

            (a)   without the consent and recommendation of the Board of
      Trustees:

                     (i) subject to the provisions of Section 3.1(d), the removal of Managing Trustees; and

                    (ii)      the election of Managing Trustees; and

            (b) with the prior consent and recommendation of the Board of
      Trustees:

                     (i) the merger, consolidation or conversion of the Trust with or into another Entity;

                    (ii) the determination to dissolve the Trust, subject to the provisions of Article 12;

                   (iii) amendment of the Trust Agreement, provided such amendment is not otherwise permissible without Shareholder vote under Section 10.4; and

                    (iv) subject to the provisions of Article 12, the disposition of Substantially All of the Assets of the Trust in a single disposition, or in multiple dispositions in the same 12-month period (other than in connection with leveraging or other financing permitted pursuant to Section 10.2).

      12.3 Consolidation. Notwithstanding any other provision in this Trust Agreement or the By Laws to the contrary, including, without limitation, Section 11.2, the Trust is hereby authorized (without the need for the consent of any Person) to merge with and into Summit Tax Exempt Bond Fund, L.P., a Delaware limited partnership, Summit Tax Exempt L.P. II, a Delaware limited partnership, and Summit Tax Exempt L.P. III, a Delaware limited partnership (collectively, the "Partnerships"), with the Trust being the surviving entity (the "Mergers"). In furtherance of the foregoing, notwithstanding any other provision in this Trust Agreement to the contrary, the Trust (and each Managing Trustee on behalf of the Trust, acting singly or jointly) is hereby authorized (without the need for the consent of any Person), (a) to execute, deliver and perform (including, without limitation, by the issuance of all Shares contemplated therein) any agreement and plan of merger by and among the Trust and the Partnerships (the "Merger Agreement"), (b) to execute and file with all appropriate governmental or other authorities one or more Certificates of Merger reflecting the Mergers, and (c) to execute, deliver and perform any or all amendments to the limited partnership agreements of the Partnerships entered into to facilitate the consummation of the Consolidation (as defined in the Solicitation Statement), including, without limitation, to consummate the Mergers.

      Each Managing Trustee, acting singly or jointly, is hereby authorized (without the need for the consent of any Person), at such time in his sole discretion as he deems necessary or appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name of the Trust and, to the extent necessary or appropriate, the Shareholders, any and all documents and instruments, including, without limitation, those required or contemplated by applicable law that the Managing Trustees or any one of them deem necessary or appropriate to effectuate the Mergers.

13.   TERMINATION AND DISSOLUTION OF THE TRUST

      13.1 Duration. The Trust shall continue perpetually unless dissolved pursuant to Section 12.2 or pursuant to any applicable provision of the Trust Act.

      13.2 Dissolution. The Trust may be dissolved as follows:

            (a) If a Management Agreement between the Trust and a Related Manager, as the same may be amended from time to time (a "Related Management Agreement"), is still in effect and it is prior to the fourth anniversary of the date on which such Related Management Agreement was originally executed (the "Fourth Anniversary"), subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be dissolved if:

                  (i) the Related Manager recommends dissolution of the Trust in writing to the Board of Trustees;

                  (ii) the Board of Trustees concurs in such recommendation; and

                  (iii) the dissolution of the Trust is approved by a Majority Vote; or

            (b) If a Related Management Agreement is still in effect and it is after the Fourth Anniversary, the Trust may be dissolved if:

                  (i) (A) the Related Manager recommends dissolution of the Trust in writing to the Board of Trustees;

                        (B)  the Board of Trustees concurs in such
            recommendation; and

                        (C) the dissolution of the Trust is approved by a Majority Vote; or

                  (ii) (A) the Board of Trustees recommends dissolution of the Trust; and

                        (B) the dissolution of the Trust is approved by the affirmative vote of two-thirds of the votes of the Shareholders entitled to vote on the matter; or

            (c) If at any time, whether prior to or after the Fourth Anniversary, a Related Management Agreement is no longer in effect, the Trust may be dissolved upon the recommendation of the Board of Trustees and the approval of Shareholders by Majority Vote; or

            (d) The Trust may be dissolved by order of a court of competent jurisdiction to judicially dissolve the Trust if it is no longer reasonably practicable to continue the business and affairs of the Trust as contemplated by this Trust Agreement.

      13.3 Liquidation and Distribution of Assets. Upon a dissolution and termination of the Trust for any reason, the Board of Trustees or the Manager shall take full account of the Trust's assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

            (a) first, to the satisfaction to the extent permitted by law (whether by payment or reasonable provision for payment thereof) of obligations of the Trust to creditors of the Trust (other than as set forth in paragraphs (b), (c) and (d) below);

            (b) second, to the repayment of any outstanding loans made by the Manager or its Affiliates to the Trust;

            (c) third, to the payment of expenses of liquidation (including the payment of the Liquidation Fee to the Related Manager) and the establishment of any Reserves for contingencies; and

            (d) fourth, to the Common Shareholders, in accordance with, and to the extent of, the positive balances in their capital accounts after the Net Income or Net Loss (or items thereof) from any Terminating Capital Transaction has been allocated pursuant to the provisions of Section 9.6(b) hereof.

      13.4 Termination of the Trust. Upon dissolution and the completion of the winding up of the affairs of the Trust, the Trust shall be terminated by the executing and filing with the Secretary of State of the State of Delaware by one or more Managing Trustees of a certificate of cancellation of the certificate of trust of the Trust.

14.   SPECIAL POWER OF ATTORNEY

      14.1 Grant of Power of Attorney. By subscribing and paying for Shares, each Shareholder is hereby granting to the Board of Trustees and the Manager a special power of attorney irrevocably making, constituting and appointing the Board of Trustees and the Manager, acting singly or collectively, as the attorney-in-fact for such Shareholder, with power and authority to act in his name and on his behalf to execute, acknowledge and swear to the execution, acknowledgment and filing of documents, which shall include, by way of illustration but not of limitation, the following:

            (a) this Trust Agreement, any separate certificates of trust of the Trust, as well as any amendments to or restatements of the foregoing which, under the laws of the State of Delaware or the laws of any other state, are required to be filed or which the Board of Trustees or the Manager deems to be advisable to file;

            (b) any duly adopted amendments or restatements of this Trust Agreement;

            (c) any other instrument or document which may be required to be filed by the Trust under the laws of any state or by any governmental agency, or which the Board of Trustees or Manager deems advisable to file; and

            (d) any instrument or document which may be required to effect the continuation of the Trust, the admission of an additional or substituted Shareholder, or the dissolution and termination of the Trust (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Trust Agreement), or to reflect any reductions in amount of contributions of Shareholders.

      14.2 Character of Power of Attorney. The special power of attorney being hereby granted by each Shareholder:

            (a) is a special power of attorney coupled with an interest, is irrevocable, shall survive the death, legal incapacity, disability, dissolution, bankruptcy or termination of the granting Shareholder, and is limited to those matters herein set forth;

            (b) may be exercised by the Board of Trustees or the Manager acting for each Shareholder by a facsimile signature of the Managing Trustee, Manager or by one of its officers, or by listing all of the Shareholders executing any instrument with a signature of a Managing Trustee, the Manager or one of its officers acting as its attorney-in-fact; and

            (c) shall survive a Transfer by a Shareholder of all or any portion of his Shares for the sole purpose of enabling the Board of Trustees or the Manager to execute, acknowledge and file any instrument or document necessary to effect such Transfer.

      14.3 Reliance. Each Shareholder has executed this special power of attorney, and each Shareholder will rely on the effectiveness of such powers with a view to the orderly administration of the Trust's affairs.

15.   INDEMNIFICATION


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

      15.1 Managing Trustees; Employees. To the fullest extent permitted by law, the Trust shall indemnify its present and former Managing Trustees, the Manager and its officers, directors, members, partners and employees and agents (the "Indemnified Part(y)(ies)") against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the Indemnified Party was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the Indemnified Party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the Indemnified Party had reasonable cause to believe that the act or omission was unlawful. In addition, the Trust shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former Indemnified Party, provided that the Trust first obtains (i) a written affirmation by the Indemnified Party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by the Trust as authorized by the Trust Agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the standard of conduct was not met. The Trust shall also provide indemnification and advance expenses to any present or former Indemnified Party who served a predecessor of the Trust in such capacity.

      15.2 The Registered Trustee. To the fullest extent permitted by law, the Trust shall indemnify and hold harmless the Registered Trustee and its Affiliates, and their respective officers, directors, employees, agents and representatives, (collectively, the "Registered Trustee Persons") from and against any and all claims or liabilities (including any environmental liabilities) for which any such Person may become liable by reason of the Registered Trustee's acting in such capacity under the Trust Agreement or arising out of or connected with (i) the Trust, (ii) the Trust Agreement, (iii) any breach of duty owed to the Trust or the Shareholders by a third party or
(iv) any violation or alleged violation of federal or state securities laws. The Trust shall not indemnify such Persons for liabilities resulting from such Persons' own fraud, gross negligence or willful misconduct. In addition, the Trust shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former Registered Trustee Person, provided that the Trust first obtains (i) a written affirmation by the Registered Trustee Person of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by the Trust as authorized by this Trust Agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the standard of conduct was not met. The Trust shall also provide indemnification and advance expenses to any present or former Registered Trustee Person who served a predecessor of the Trust in such capacity.

16.   CONCERNING THE REGISTERED TRUSTEE

      16.1 Authority and Duties of the Registered Trustee.

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

            (a) General. The Registered Trustee shall have only those rights, authority, powers, responsibilities and duties as set forth in Section 3.2(a).

            (b) Limitations. Without limiting the generality of Section 15.1, the Registered Trustee shall have no duty or liability (i) as to any document contemplated by this Trust Agreement, (ii) to see to any recording or filing of this Trust Agreement, the Bylaws or any document contemplated hereby or any security interest or lien or to see to the maintenance of any such documentation, recording or filing, (iii) to see to any maintenance of or insurance on the Trust Property, (iv) to see to the payment or discharge of any tax, assessment or other governmental charge or any lien assessed or levied against the Trust or any part of the Trust Property or to make or prepare any reports or returns related thereto, (v) to confirm, verify or inquire into the failure of the Board of Trustees or the Manager to exercise or perform any of their respective rights or duties under this Trust Agreement, or (vi) to approve as satisfactory to it or consent to any matter contemplated by this Trust Agreement or any document contemplated hereby.

      16.2  Resignation and Removal of the Registered Trustee.

            (a) General. The Registered Trustee may resign as of the last business day of any month by giving 60 days' prior notice to the Board of Trustees or the Manager, and the Board of Trustees or the Manager may remove the Registered Trustee as of the last business day of any month on 60 days' prior notice to the Registered Trustee. In the case of the resignation or removal of the Registered Trustee, the Board of Trustees or the Manager shall, without the consent of any Shareholder, appoint a successor Registered Trustee, provided that such successor Registered Trustee shall in all respects satisfy the requirements of Section 3807 of the Trust Act, or any successor provision. The appointment of the successor Registered Trustee shall take effect concurrently with the resignation or removal of the former Registered Trustee, and, thereupon, the Registered Trustee so resigned or removed shall be fully discharged of its duties and liabilities hereunder, if any. The Registered Trustee shall not be liable for the acts or omissions to act of any successor Registered Trustee.

            (b) Failure to Appoint Successor. If a successor Registered Trustee shall not have been appointed within 60 days after such notice of resignation or removal, the Registered Trustee, the Board of Trustees, the Manager or any Shareholder may apply to any court of competent jurisdiction to appoint a successor Registered Trustee to act until such time, if any, as a successor shall have been appointed as above provided. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a successor Registered Trustee.

            (c) Successor by Merger. Any Person into which the Registered Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Registered Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Registered Trustee may be Transferred, shall, subject to such Person satisfying in all respects the requirements of Section 3807 of the Trust Act, be the Registered Trustee hereunder without further act.

            (d) Amendment of Certificate of Trust. Upon the substitution of the successor Registered Trustee, the Board of Trustees or the Manager shall file an amendment along with the successor Registered Trustee to the certificate of trust with the Secretary of State of the State of Delaware in accordance with the provisions of Section 3810 of the Trust Act, indicating the change in the Registered Trustee.

      Except as expressly provided above, all Persons having any claim against the Registered Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the property and assets of the Trust for payment or satisfaction thereof.

17.   CERTAIN TRANSACTIONS

      The Trustees, any Shareholder, the Manager and any Affiliate thereof, and any shareholder, officer, director, partner or employee thereof, or any Person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with or for the account of others including, but not limited to, investments in revenue bonds or mortgages of any type or instruments backed by or representing a participation interest in revenue bonds or mortgages, and the ownership, financing, leasing, operation, management, brokerage and development of real property; provided, however, that the Related Manager shall be obligated to present to the Trust any suitable investment opportunity before acquiring it for its own account. Except for the foregoing proviso, neither the Trustees, any Shareholder, the Manager nor their Affiliates shall be obligated to present to the Trust any particular investment opportunity, regardless of whether such opportunity might be suitable for investment by the Trust, and each Trustee, the Shareholders, the Manager and each Affiliate shall have the right to take for its own account (individually or otherwise) or to recommend to others any such investment opportunity.

18.   MISCELLANEOUS

      18.1 Counterparts. This Trust Agreement may be executed in several counterparts and all so executed shall constitute one Trust Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

      18.2 Binding Provisions. The terms and provisions of this Trust Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties.

      18.3 Severability. In the event any sentence or section of this Trust Agreement is declared by a court of competent jurisdiction to be void, such sentence or section shall be deemed severed from the remainder of the Trust Agreement and the balance of the Trust Agreement shall remain in effect.

      18.4 Notices. All notices under this Trust Agreement shall be in writing and shall be given to the party entitled thereto, by personal service or by mail, posted to the address maintained by the Trust for such Person or at such other address as he may specify in writing.

      18.5 Headings. Paragraph titles or captions contained in this Trust Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Trust Agreement or the intent of any provision hereof.

      18.6 Meanings. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; and the masculine gender shall include the feminine and neuter genders, and vice-versa.

      18.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (including the Trust Act) applicable to agreements to be made and performed entirely in said State, and the Shares shall be construed in accordance with the laws of the State of Delaware, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided, however, that nothing herein shall affect the obligations of the Trust to comply with federal or state securities laws; and provided further, however, that there shall not be applicable to the Trust, the Board of Trustees, the Registered Trustee or this Trust Agreement any provisions of the laws (statutory or common) of the State of Delaware pertaining to trusts (other than the Trust Act) that relate to or regulate, in a manner inconsistent with the terms hereof (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of trustees as set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Trust Act shall not apply to the Trust.

      18.8 Other Jurisdictions. In the event the business of the Trust is carried on or conducted in states in addition to the State of Delaware, then the Board of Trustees and the Shareholders agree that this Trust shall be qualified under the laws of each state in which business is actually conducted by the Trust, and they severally agree to execute such other and further documents as may be required or requested in order that the Board of Trustees or the Manager legally may qualify this Trust to do business in such states. The power of attorney granted to the Board of Trustees and the Manager by each Shareholder in Article 15 shall constitute the authority of the Board of Trustees and the Manager to perform the ministerial duty of qualifying this Trust under the laws of any state in which it is necessary to file documents or instruments of qualification. A Trust office or principal place of business in any jurisdiction (within or without the State of Delaware) may be designated from time to time by the Board of Trustees.

      18.9 Power to Reconstitute. In the event that the State of Delaware amends the Trust Act in any manner which precludes the Trust, at any time, from obtaining an opinion of tax counsel to the effect that the Trust will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation, then the Board of Trustees or the Manager may, in its sole discretion, reconstitute the Trust under the laws of another state.

      18.10 Agreement to be Bound. EVERY PERSON, BY VIRTUE OF HAVING BECOME A SHAREHOLDER IN ACCORDANCE WITH THE TERMS OF THIS TRUST AGREEMENT, SHALL BE DEEMED TO HAVE EXPRESSLY ASSENTED AND AGREED TO THE TERMS OF, AND SHALL BE BOUND BY, THIS TRUST AGREEMENT.

                            [SIGNATURE PAGES FOLLOW]

            IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

                                    MANAGING TRUSTEES:


                                    --------------------------------------------
                                    Name:



                                    --------------------------------------------
                                    Name:



                                    --------------------------------------------
                                    Name:



                                    --------------------------------------------
                                    Name:



                                    --------------------------------------------
                                    Name:





                                    REGISTERED TRUSTEE:
                                    WILMINGTON TRUST COMPANY


                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

ACKNOWLEDGED AND CONSENTED TO:

RELATED CAPITAL COMPANY


By:   SJB Associates, L.P. as
        general partner

      By:   SJB Associates, Inc. as
              general partner

            By:
                  ------------------------
                  Name:  Stuart J. Boesky
                  Title:  President

                CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY





                      Amended and Restated Trust Agreement

                            Dated: September 30, 1997

                                TABLE OF CONTENTS


Page


1.    ORGANIZATION...........................................................1

2.    DEFINITIONS AND GLOSSARY OF TERMS......................................2

3.    TRUSTEES; LEGAL TITLE.................................................10

4.    PURPOSES..............................................................12

5.    TERM..................................................................12

6.    SHAREHOLDERS; SHARES..................................................12

7.    LIABILITY OF THE SHAREHOLDERS; REGISTERED TRUSTEE;
      MANAGING TRUSTEES; EMPLOYEES; MANAGER ................................13

8.    COMPENSATION TO A RELATED MANAGER AND ITS AFFILIATES..................15

9.    ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS..........................18

10.   BOARD OF TRUSTEES.....................................................24

11.   RIGHTS AND POWERS OF SHAREHOLDERS.....................................34

12.   TERMINATION AND DISSOLUTION OF THE TRUST..............................35

13.   SPECIAL POWER OF ATTORNEY.............................................37

14.   INDEMNIFICATION.......................................................38

15.   CONCERNING THE REGISTERED TRUSTEE.....................................39

16.   CERTAIN TRANSACTIONS..................................................40

17.   MISCELLANEOUS.........................................................41